Exhibit 99.1

eGAIN ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR

ENDED JUNE 30, 2006

FISCAL YEAR 2006 HIGHLIGHTS

•	Total revenue of $22.6 million up 10% from fiscal year 2005

•	GAAP net loss applicable to common stockholders of $1.1 million, or $(0.07) per share, compared to a net loss of $4.6 million, or $(0.47) per share, in fiscal year 2005

•	Cash flow from operations of $3.0 million, compared to cash used in operations of $1.1 million in fiscal year 2005

Mountain View, Calif. (September 12, 2006) – eGain Communications Corporation (OTC: EGAN.OB), a leading provider of customer service and contact center software, today announced financial results for the fourth quarter and fiscal year ended June 30, 2006.

Total revenue for the fourth fiscal quarter was $5.2 million, a decrease of 11% or $644,000 from the comparable year-ago quarter. License revenue was $718,000, a decrease of 68% or $1.5 million from the comparable year-ago quarter. Support and services revenue was $4.5 million, an increase of 24% or $870,000 from the comparable year-ago quarter. Our revenue was impacted by an anticipated seven figure transaction that moved from the fourth fiscal quarter into fiscal year 2007. Total revenue for fiscal year 2006 was $22.6 million, an increase of 10% or $2.1 million from fiscal year 2005. License revenue for fiscal year 2006 was $6.0 million, unchanged from fiscal year 2005. Support and services revenue for fiscal year 2006 was $16.6 million, an increase of 15% or $2.1 million from fiscal year 2005.

Net loss applicable to common stockholders for the fourth fiscal quarter was $1.1 million, or $(0.07) per share, compared to a net loss of $277,000, or $(0.02) per share, for the same quarter a year ago. Net loss applicable to common stockholders for the fourth fiscal quarter included stock based compensation of $49,000 and interest and tax expense of $315,000. Net loss applicable to common stockholders for the comparable year-ago quarter included interest and tax expense of $362,000, and no stock based compensation expense. Net loss applicable to common stockholders for fiscal year 2006 was $1.1 million, or $(0.07) per share, compared to a net loss of $4.6 million, or $(0.47) per share, in fiscal year 2005. Net loss applicable to common stockholders for fiscal year 2006 included stock based compensation of $262,000 and interest and tax expense of $1.1 million. Net loss for fiscal year 2005 included interest and tax expense of $1.2 million, a restructuring benefit of $944,000, dividends on convertible preferred stock of $3.7 million and no stock based compensation expense.

Total cash and cash equivalents were $6.9 million at June 30, 2006, compared to $4.5 million at June 30, 2005. The $2.4 million net increase in cash in fiscal year 2006 reflects approximately $3.0 million of cash provided from operations, compared to $1.1 million of cash used in operations in fiscal year 2005. Days sales outstanding in receivables for the quarter ended June 30, 2006 were 37 days compared to 71 days for the comparable year-ago quarter. Deferred revenues totaled $4.3 million at June 30, 2006, up 3% from $4.1 million at June 30, 2005.

“We are pleased with our overall performance in fiscal year 2006, where we strengthened our top line and cash flow. The fourth quarter performance was hurt by a seven figure deal that slipped into fiscal 2007, but this incident was more of a timing delay than a negative indicator,” said Ashu Roy, eGain CEO. “Separately, we are pleased to announce that we entered into an OEM agreement with Cisco Systems in August 2006. Under this agreement, we will supply unified communications technology for use in certain Cisco products. We expect this agreement to have a positive impact on our top line in calendar 2007.”

Guidance for Fiscal Year 2007

•	Management anticipates revenue to be in the range of $27 million to $30 million or a 20% to 33% increase from fiscal year 2006.

•	Management anticipates GAAP income from operations to be positive for fiscal year 2007.

About eGain Communications Corporation

eGain is a provider of customer service and contact center software and services, trusted by world-class companies to achieve and sustain customer service excellence for over a decade. eGain Service 7™, the company’s software suite, available licensed or hosted, includes integrated applications for customer email management, live web collaboration, service fulfillment, knowledge management, and web self-service. These robust applications are built on the eGain Service Management Platform ™ (eGain SMP™), designed to be a scalable next-generation framework that includes end-to-end service process management, multi-channel, multi-site contact center management, a flexible integration approach, and certified out-of-the-box integrations with leading call center, content and business systems.

To find out more about eGain, visit http://www.eGain.com or call the company’s offices—United States: (888) 603-4246 ext. 9; London: +44 (0) 1753-464646

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Cautionary Note Regarding Forward-looking Statements

All statements in this release that involve eGain’s plans, forecasts, beliefs, projections, expectations, strategies and intentions are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products; the anticipated customer benefits from eGain products; increased competition and technological changes in the markets in which eGain competes; eGain’s ability to manage its expenditures; and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K filed on September 28, 2005, and the company’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact: Jamie Abayan 650-230-7532 PR@eGain.com	Investor Contact: IRegain@eGain.com

eGain Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2006	June 30, 2005
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$6,916	$4,498
Restricted cash	12	12
Accounts receivable, net	2,151	4,590
Prepaid and other current assets	623	1,125

Total current assets	9,702	10,225

Property and equipment, net	1,169	741
Goodwill, net	4,880	4,880
Other assets	354	58

Total assets	$16,105	$15,904

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$989	$1,109
Accrued compensation	1,254	1,386
Accrued liabilities	1,156	1,190
Deferred revenue	4,259	4,144
Current portion of accrued restructuring	—	17
Current portion of bank borrowings	1,697	1,585

Total current liabilities	9,355	9,431

Related party notes payable	8,652	7,579
Bank borrowings, net of current portion	77	69
Other long term liabilities	217	229

Total liabilities	18,301	17,308

Stockholders’ deficit:
Common stock	$15	$15
Additional paid-in capital	315,736	315,467
Notes receivable from stockholders	(74)	(72)
Accumulated other comprehensive loss	(456)	(456)
Accumulated deficit	(317,417)	(316,358)

Total stockholders’ deficit	$(2,196)	$(1,404)

	$16,105	$15,904

eGain Communications Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2006	2005	2006	2005
Revenue:
License	$718	$2,232	$5,967	$5,960
Support and Services	4,480	3,610	16,597	14,468

Total revenue	5,198	5,842	22,564	20,428
Cost of license	16	100	231	406
Cost of support and services	1,855	1,679	6,985	6,215

Gross profit	3,327	4,063	15,348	13,807

Operating costs and expenses:
Research and development	847	734	3,046	2,367
Sales and marketing	2,597	2,421	9,570	8,855
General and administrative	684	882	2,637	3,295
Restructuring and other	—	6	—	(922)

Total operating costs and expenses	4,128	4,043	15,253	13,595

Income / (loss) from operations	(801)	20	95	212
Non-operating income (expenses)	(294)	(297)	(1,154)	(1,054)

Net income / (loss)	(1,095)	(277)	(1,059)	(842)

Dividends on convertible preferred stock	—	—	—	(3,732)

Net income / (loss) applicable to common stockholders	(1,095)	(277)	(1,059)	(4,574)

Per share information:

Basic and diluted net income / (loss) per common share	$(0.07)	$(0.02)	$(0.07)	$(0.47)

Weighted average shares used in computing basic and diluted net income / (loss) per common share	15,305	15,288	15,308	9,731

Below is a summary of stock-based compensation included in the costs and expense above:
Cost of support and services	$7	$—	$34	$—
Research and development	14	—	53	—
Sales and marketing	16	—	80	—
General and administrative	12	—	95	—

	$49	$—	$262	$—